EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:       April 10, 2003 10:00 A.M.

Contact:  Terry L. Hester

                Chief Financial Officer

                (229) 426-6002

Colony Bankcorp, Inc. Announces First Quarter Results

FITZGERALD, GA., April 10, 2003 — Colony Bankcorp, Inc. (Nasdaq: CBAN), today reported that asset growth continued to be good as Colony reached a milestone during the quarter with total assets surpassing $800 million. Total assets increased 13.45% to $801,409,000 on March 31, 2003 from $706,371,000 a year ago. Net loans increased 14.98% to $594,897,000 on March 31, 2003 from $517,392,000 a year ago. Total deposits increased 12.20% to $675,671,000 on March 31, 2003 from $602,212,000 a year ago. Shareholders’ equity on March 31, 2003 was $52,484,000 and equaled 6.55% of total assets.

Net income for the first quarter of 2003 was $1,645,000, up 20.96% from first quarter 2002 net income of $1,360,000. Of the $285,000 increase, Colony Bank Quitman, FSB is attributable for $251,000 since their income was not included in first quarter 2002 due to their acquisition being consummated on March 29, 2002. On a per share basis, net income was $0.36, up 12.50% from first quarter 2002 net income per share of $0.32. Annualized return on assets for the quarter was 0.84% and return on equity excluding FASB 115 accounting effect was 12.85%, compared to 0.87% and 13.10% in the first quarter of 2002, respectively. A primary focus of our 2003 business plan is net interest margin improvement, which improved to 3.63% for first quarter 2003 compared to 3.54% for first quarter 2002.

Company management continues to focus on high credit quality and credit administration. The ratio of non-performing assets to loans and other real estate on March 31, 2003 was 1.74% as compared to 2.00% on March 31, 2002 and 1.61% on December 31, 2002. Net charge-offs for the quarter were 0.03% of average loans, down from 0.09% for the first quarter of 2002. The loan loss reserve was 1.30% of total loans, which provided coverage of 86.89% of nonperforming loans and 74.36% of nonperforming assets, compared to 72.11% and 61.56% on March 31, 2002, respectively.

The wholesale banking activities of Colony continue to make a significant contribution to net income. During the quarter, two new relationships were established bringing the total to 14 community banks having participation lines exceeding $83,000,000.

In other business, the Board of Directors approved management’s two year Business Plan setting out goals for improved earnings and expansion designed to assure continued enhancement of shareholder value. Paramount to this initiative is additional oversight of asset quality, consolidation pursuant to efficiency goals and extensive training programs across all levels of staff.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-two offices located in the South Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

COLONY BANKCORP, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	QUARTER ENDED		YEAR-TO-DATE
EARNINGS SUMMARY	03/31/03	03/31/02*	03/31/03	03/31/02*
Net Interest Income	$6,638	$5,165	$6,638	$5,165
Provision for Loan Losses	649	286	649	286
Non-interest Income	1,376	1,095	1,376	1,095
Non-interest Expense	4,884	3,954	4,884	3,954
Income Taxes	836	660	836	660
Net Income	1,645	1,360	1,645	1,360
Operating Income	1,645	1,360	1,645	1,360

	QUARTER ENDED			YEAR-TO-DATE
PER SHARE SUMMARY	03/31/03	03/31/02		03/31/03	03/31/02
Common Shares Outstanding	4,583,382	4,573,482		4,583,382	4,573,482
Weighted Average Shares	4,583,382	4,210,442		4,583,382	4,210,442
Net Income Per Weighted
Average Shares	$0.36	$0.32	*	$0.36	$0.32	*
Operating Income Per Weighted
Average Shares	$0.36	$0.32	*	$0.36	$0.32	*
Dividends Declared Per Share	$0.075	$0.06		$0.075	$0.06

	QUARTER ENDED		YEAR-TO-DATE
OPERATING RATIOS (1)	03/31/03	03/31/02	03/31/03	03/31/02
Net Interest Margin (a)	3.63%	3.54%	3.63%	3.54%
Return on Average Assets
Based on Net Income	0.84%	0.87%	0.84%	0.87%
Return on Average Assets
Based on Operating Income	0.84%	0.87%	0.84%	0.87%
Return on Average Equity
Based on Net Income	12.85%	13.10%	12.85%	13.10%
Return on Average Equity
Based on Operating Income	12.85%	13.10%	12.85%	13.10%
Efficiency (b)	60.44%	62.50%	60.44%	62.50%

	QUARTER ENDED
ENDING BALANCES	03/31/03	03/31/02
Total Assets	$801,409	$706,371
Loans Held for Sale	5,855	2,260
Loans, Net of Reserves	594,897	517,392
Allowance for Loan Losses	7,820	6,481
Intangible Assets	808	1,099
Deposits	675,671	602,212
Stockholders’ Equity	52,484	47,209
Book Value Per Share	$11.45	$10.33
Tangible Book Value Per Share	$11.27	$10.09
Shareholders’ Equity to Total Assets	6.55%	6.69%

(1)	Annualized.
(a)	Computed using fully taxable-equivalent net income.
(b)	Computed by dividing non-interest expense by the sum of fully taxable-equivalent net interest income and non-interest income and excluding any security gains/losses.
*	March 31, 2002 QTD and YTD earnings summary does not include Colony Bank Quitman, FSB as the acquisition was consummated on March 29, 2002.

COLONY BANKCORP, INC

FINANCIAL HIGHLIGHTS (UNAUDITED)

DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	QUARTER ENDED		YEAR-TO-DATE
AVERAGE BALANCES	03/31/03	03/31/02	03/31/03	03/31/02
Total Assets	$780,208	$625,857	$780,208	$625,857
Loans, Net of Reserves	577,200	458,194	577,200	458,194
Deposits	664,245	532,892	664,245	532,892
Stockholders’ Equity	52,075	42,216	52,075	42,216

	QUARTER ENDED		YEAR-TO-DATE
ASSET QUALITY	03/31/03	03/31/02	03/31/03	03/31/02
Nonperforming Loans	$9,000	$8,988	$9,000	$8,988
Nonperforming Assets	10,517	10,528	10,517	10,528
Net Loan Chg-offs (Recoveries)	193	415	193	415
Reserve for Loan Loss to Gross Loans	1.30%	1.24%	1.30%	1.24%
Reserve for Loan Loss to Non-performing Loans	86.89%	72.11%	86.89%	72.11%
Reserve for Loan Loss to Non-performing Assets	74.36%	61.56%	74.36%	61.56%
Net Loan Chg-offs (Recoveries) to Avg. Gross Loans	0.03%	0.09%	0.03%	0.09%
Nonperforming Loans to Gross Loans	1.49%	1.72%	1.49%	1.72%
Nonperforming Assets to Total Assets	1.31%	1.49%	1.31%	1.49%
Nonperforming Assets to Loans and Other Real Estate	1.74%	2.00%	1.74%	2.00%